Exhibit 99.1

LAWRENCE A. DIAMANT (State Bar No. 39582)

JEREMY W. FAITH (State Bar No. 190647

ROBINSON, DIAMANT & WOLKOWITZ

A Professional Corporation

1888 Century Park East, Suite 1500

Los Angeles, California 90067

Telephone: (310) 277-7400

Telecopier: (310) 277-7584

Attorneys for Reorganized Debtor

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re PREMIER CONCEPTS, INC., a Colorado corporation, d/b/a IMPOSTORS, IMPOSTORS COPY JEWELS, ELEGANT PRETENDERS, PREMIER JEWELRY and JOLI-JOLI, Reorganized Debtor. Tax I.D. No. 84-1186026

Case No. LA 03-36445 BR

Chapter 11

ORDER ON MOTION FOR ORDER

CONFIRMING SECOND AMENDED PLAN

Date: March 7, 2006

Time: 10:00 a.m.

Place: Courtroom 1668

  Roybal Federal Building

  255 East Temple Street

  Los Angeles, CA 90012

The motion filed by USN Corporation fka Premier Concepts, Inc. (hereinafter “USN”), the Reorganized Debtor in the above-captioned Chapter 11 case, entitled “Motion For Order Confirming Second Amended Plan” came on for hearing before this Court on March 7, 2006 at 10:00 a.m. Appearances were as noted in the record. This Court having considered the pleadings and declarations filed, having heard the arguments of counsel and it appearing that no objections to the motion have been filed or made, it further appearing that notice of the motion was proper and appropriate under the circumstances, this Court having made its Findings of Fact and Conclusions of Law, it is now therefore,

ORDERED AS FOLLOWS:

The relief sought by the motion does not require modification of the First Amended Chapter 11 Plan As Modified (the “First Amended Plan”), which was confirmed by this Court. Amendment of the USN Articles of Incorporation in the interests of the Reorganized Debtor as determined by its board of directors upon confirmation of the First Amended Plan, whereby the potential issuance of 195 million shares of common stock and 5,050,000 shares of preferred stock was authorized, was consistent with the provisions of the First Amended Plan.

DATED:
BARRY RUSSELL UNITED STATES BANKRUPTCY JUDGE

PRESENTED BY:

ROBINSON, DIAMANT & WOLKOWITZ A Professional Corporation

By
LAWRENCE A. DIAMANT Attorneys for Reorganized Debtor

PROOF OF SERVICE

STATE OF CALIFORNIA, COUNTY OF LOS ANGELES

I am employed in the County of Los Angeles, State of California. I am over the age of 18 and not a party to the within action; my business address is 1888 Century Park East, Suite 1500, Los Angeles, California 90067.

On March     , 2006, I served the foregoing document described as:

ORDER ON MOTION FOR ORDER CONFIRMING SECOND AMENDED PLAN

on interested parties in this action by transmitting a true copy thereof as follows:

PLEASE SEE ATTACHED LISTING

☐ By mail: I am readily familiar with the business’ practice for collection and processing of correspondence for mailing with the United States Postal Service. I know that the correspondence is deposited with the United States Postal Service on the same day this declaration was executed in the ordinary course of business. I know that the envelope was sealed and, with postage thereon fully prepaid, placed for collection and mailing on this date, following ordinary business practices, in the United States mail at Los Angeles, California.

I declare under penalty of perjury of the laws of the United States and the State of California that the foregoing is true and correct.

Executed on March __, 2006 at Los Angeles, California.

ANN L. SOKOLOWSKI